Exhibit 10.3

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this "Agreement"), dated as of September 26, 2014 (the "Effective Date"), is made by and between Zenovia Digital Exchange Corporation, a Delaware corporation (the "Company"), and John Shomaker, ("Employee") based upon the following:

RECITALS

WHEREAS, the Company wishes to retain the services of Employee, and Employee wishes to render services to the Company, as its Chief Operating Officer; and

WHEREAS, the Company and Employee wish to set forth in this Agreement the duties and responsibilities that Employee has agreed to undertake on behalf of the Company.

THEREFORE, in consideration of the foregoing and of the mutual promises contained in this Agreement, the Company and Employee (who are sometimes individually referred to as a "Party" and collectively referred to as the "Parties") agree as follows:

AGREEMENT

TERM. The term of Employee's employment under this Agreement shall commence effective as of the Effective Date and shall continue unless earlier terminated pursuant to Section. 8 (the "Term"). The Company agrees to employ Employee on an at-will basis. This Agreement may be terminated at any time by either party, without limitation, by the provision of notice or termination of this Agreement to the other party fifteen (15) days in advance, except as permitted upon termination for "Cause" as set forth in Section 8.

2.            GENERAL DUTIES. Employee shall report to the Company's Chief Executive Officer and shall devote his entire productive time, ability, and attention to the Company's business during the Term of this Agreement. Employee shall be primarily responsible for the duties set forth on Exhibit A attached hereto. Employee shall do and perforrn all services, acts, or things necessary or advisable to discharge his duties under this Agreement, and such other duties as are commonly performed by an employee of his rank or which may, from time to time, be prescribed by the Company, the Company's board of directors (the "Board"), and/or the Company's executives.

3.            COMPENSATION.

(a)             Base Salary. So long as Employee's employment continues hereunder, the Company shall pay to Employee an annual base salary in the amount of $250,000.00 per year ("Base Salary") and shall be paid to Employee in accordance with the periodic payroll practices of the Company for employees.

(b)             Bonus Plan. Employee shall have the right to participate in a merit-based bonus plan as approved by the Board pursuant to which Employee shall have the opportunity to earn a yearly bonus of up to $150,000.00 per year (the "Bonus"). The Company and Employee shall within thirty (30) days of the Effective Date mutually agree upon the terms and conditions of the merit-based bonus plan, including without limitation, the objectives to be achieved by Employee in order to earn the Bonus hereunder.

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(c)             Equity Incentive Awards. The Company agrees within thirty (30) days of the Effective Date to grant the Employee an equity incentive award in a form to be mutually agreed upon in the form of an incentive stock option to purchase 400,000 shares of the Company's common stock, par value $0.001 ("Common Stock") with a per share exercise price equal to the fair market value of a share of Common Stock (the "Equity Award"). The Equity Award shall vest at the rate of 2.77% on the beginning of each calendar month over a three year period commencing on the Effective Date, and the Equity Award shall becoming fully vested in the event of a sale of all or substantially all the Company's assets or the Company undergoes a merger, consolidation, reorganization or any other change in control. The terms and conditions of such Equity Award shall exclusively be contain in a separately execute incentive stock grant agreement. The exercise price applicable to the Equity Award, and the fair market value of Common Stock underlying the Equity Award, shall be $2.00 per share, subject to adjustment in the event of any splits, combinations, or other like transactions.

(d)             Indemnification Insurance; Indemnification. The Company shall provide Employee with director's and officer's liability insurance to the extent that such insurance is provided to other directors and officers of the Company and is available at commercially reasonable premiums. Such insurance shall be in such form, and shall provide for such coverage and deductibles, as shall be commercially reasonable and standard for companies in businesses and circumstances similar to those of the Company.

(e)             Participation In Employee Benefit Plans. Employee shall have the same rights, privileges, benefits and opportunities to participate in any of the Company's employee benefit plans (health, dental and vision) which may now or hereafter be in effect on a general basis for executive officers or employees of the Company. The Company may discontinue any benefit plans and otherwise amend and change the type and quantity of benefits it provides in its sole discretion, provided that any such change affects all the Company's employees and the Company continues to provide to Employee any benefits specifically set forth herein.

4.            REIMBURSEMENT OF BUSINESS EXPENSES. The Company shall promptly reimburse Employee for all reasonable business expenses incurred by Employee in connection with the business of the Company and within the scope and authority of Employee's duties hereunder. However, each such expenditure shall be reimbursable only if Employee furnishes to the Company adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of each such expenditure as an income tax deduction.

5.            ANNUAL VACATION. Employee shall be entitled to 20 days' vacation time in each calendar year of the Term, with any such adjustments as approved by the Board. Employee shall be entitled to recognize without loss of pay all holidays designated as such by banks in the state of New York.

6.            INDEMNIFICATION OF LOSSES. The Company shall indemnify and hold harmless Employee from any and all liability arising from Employee's actions taken on the

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Company's behalf and within Employee's scope of duties and authority, so long as such actions were taken by Employee in good faith and in furtherance of the Company's business. The Company shall indemnify and hold Employee harmless to the full extent of the law from any and all claims, losses and expenses sustained by Employee as a result of any action taken by him to discharge his duties under this Agreement, and the Company shall defend Employee, at the Company's expense, in connection with any and all claims by shareholders or third parties which are based upon actions taken by Employee to discharge his duties under this Agreement.

7.            PERSONAL CONDUCT. Employee agrees to promptly and faithfully comply with all present and future policies, requirements, directions, and reasonable requests of Company executives and rules and regulations of the Company in connection with the Company's business.

8.            TERMINATION BY THE COMPANY. Notwithstanding any provision hereunder, the Company may terminate Employee's employment immediately if such termination is for Cause. For purposes of this Agreement, "Cause" shall mean:

(a)       Employee is convicted of any fraud or embezzlement against the Company; or

(b)      After written notice and an opportunity to cure, Employee willfully breaches or habitually neglects the duties and responsibilities which he is required to perform under the terms of this Agreement; or

(c)       Employee commits such acts of dishonesty, fraud, misrepresentation, gross negligence or willful misconduct which results in harm to the Company or its business; or

(d)      Employee violates any statute or court order related to the business operations of the Company that may have a material adverse effect upon the Company's business, operations or condition (financial or otherwise).

The Company may terminate this Agreement for Cause immediately upon written notice of termination to Employee; provided, however, if the Company terminates this Agreement pursuant to Section 8(b), Employee shall be entitled to a period of thirty (30) days from the date of the initial written notice of termination to cure said breach. Except as otherwise set forth in this Section 8, upon any termination for Cause, the obligations of Employee and the Company under this Agreement shall immediately cease. Such termination shall be without prejudice to any other remedy to which the Company may be entitled either at law, in equity, or under this Agreement.

9.            COMPENSATION UPON TERMINATION

(a)             Upon Termination. Upon the termination of Employee's employment for any reason, then Employee shall receive payment of Base Salary and Bonus earned or payable and payment of any unused accrued vacation through and including the date of termination (the "Accrued Benefits").

(b)             Termination for Cause. In the event the Company terminates Employee's employment in accordance with Section 8, then the Accrued Benefits and Employees rights and privileges with respect to the Equity Award shall constitute Employee's sole right and exclusive remedy in the event of such termination of Employee's employment, and upon payment by the Company of the Accrued Benefits, all other rights or remedies otherwise available shall cease immediately, and the Company shall have no further obligations to Employee under this Agreement, except that Employee shall have the right to exercise all benefits that have vested as of the date of termination to which Employee is entitled under any compensation or employee benefit plan of the Company in accordance with the terms and provisions of such compensation or employee benefit plan, all other documents and agreements that give rise to or otherwise govern such vested benefits and all applicable laws and regulations.

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(c)           Ilpon Termination Other Than For Cause or for Good Reason. If Employee's employment is terminated other than pursuant to Section 8 or Employee terminates his employment for Good Reason, then, in exchange for execution of a general release to be mutually agreed upon, the Company will pay Employee the Accrued Benefits and an amount equal to three (3) months of Base Salary as in effect on the date of termination plus any amount of Employee's Bonus as earned on a prorated basis as of the date of termination, (the "Severance Payment"), plus reimbursement for business expenses incurred by Employee up to the date of termination. The Severance Payment shall increase by an additional thirty (30) days Base Salary on May 15 of each year, not to exceed a total of six (6) months Base Salary. The Severance Payment will be paid promptly after the executed general release has become effective.

"Good Reason" shall mean (i) a decrease in the Employee's Base Salary, (ii) a geographic relocation of the Employee without the Employee's consent more than thirty (30) miles from the current location of the Employee's office as of the date hereof, or (iii) a willful and continued material breach by the Company of this Agreement or Section 3(c) that has a material adverse effect on the Employee.

(d)          The Severance Payment shall constitute Employee's sole right and exclusive remedy in the event of such termination of Employee's employment, and upon payment by the Company of the Severance Payment, all other rights or remedies otherwise available shall cease immediately, and the Company shall have no further obligations to Employee under this Agreement, except that Employee shall have the right to exercise all benefits that have vested as of the date of termination to which Employee is entitled under any compensation or employee benefit plan of the Company in accordance with the terms and provisions of such compensation or employee benefit plan, all other documents and agreements that give rise to or otherwise govern such vested benefits and all applicable laws and regulations.

(e)           Exclusivity of Payments. Upon termination of Employee's employment under this Agreement, Employee shall not be entitled to any severance payment or severance benefit from the Company other than the payments and benefits provided in this Section 9.

(f)          Withholding of Taxes; Tax Reporting. The Company may withhold from any amount payable under this Agreement all such federal, state, city and other taxes and may file with appropriate governmental authorities all such information, returns or other reports with respect to the tax consequences of any amount payable under this Agreement as may in the Company's reasonable judgment be required.

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10.         PROPRIETARY INFORMATION. Employee agrees at all times during the period of his employment with the Company and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm, corporation or other entity without written authorization of the Board, any Proprietary Information (as defined below) of the Company which Employee obtains or creates. Employee further agrees not to make copies of such Proprietary Information except as authorized by the Company. Employee understands that "Proprietary Information" means any proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, suppliers, customer lists and customers (including, but not limited to, customers of the Company on whom Employee called or with whom Employee became acquainted during the employment), prices and costs, markets, software, developments, inventions, formulas, technology, designs, drawings, marketing, licenses, finances, budgets or other business information disclosed to Employee by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment or created by Employee during the period of employment, whether or not during working hours. Employee understands that Proprietary Information includes, but is not limited to, information pertaining to any aspects of the Company's business which is either information not known by actual or potential competitors of the Company or is proprietary information of the Company or its customers or suppliers, whether of a technical nature or otherwise. Employee further understands that Proprietary Information does not include any of the foregoing items which have become publicly and widely known and made generally available through no wrongful act of his or of others who were under confidentiality obligations as to the item or items involved. Employee represents that his performance of all terms of this Agreement as an employee of the Company have not breached and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Employee in confidence or trust prior or subsequent to the commencement of employment with the Company, and Employee will not disclose to the Company, or induce the Company to use, any inventions, confidential or proprietary information or material belonging to any previous employer or any other party.

11.          INVENTIONS.

(a)             Inventions Retained and Licensed. Employee has attached hereto as Exhibit B, a list describing with particularity all inventions, original works of authorship, developments, improvements, and trade secrets which were made by Employee prior to the commencement of employment (collectively referred to as "Prior Inventions"), which belong solely to Employee or belong to Employee jointly with another, which relate in any way to any of the Company's proposed businesses, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, Employee represents that there are no such Prior Inventions. If, in the course of employment with the Company, Employee incorporates into a Company product or service a Prior Invention owned by Employee or in which Employee has an interest, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell and otherwise distribute such Prior Invention as part of or in connection with such product, process or machine.

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(b)             Assignment of inventions. Employee agrees that Employee will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assigns to the Company, or its designee, all Employee's right, title and interest throughout the world in and to any and all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which Employee may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, within the Term and related to the scope of Employee's employment (collectively referred to as "Inventions"). Employee further acknowledges that all Inventions are works made for hire (to the greatest extent permitted by applicable law) and are compensated by the compensation provided for in this Agreement. Employee agrees that all Inventions that relate to the business of the Company are hereby assigned to the Company, and the Company shall have full and exclusive ownership of such Inventions, unless scheduled on Exhibit B.

(c)             Maintenance of Records. Employee agrees to keep and maintain adequate and current written records of all Inventions made by Employee (solely or jointly with others) during the period of employment with the Company. The records may be in the form of notes, drawings, flow charts, electronic data or recordings, laboratory notebooks, and any other format. The records will be available to and remain the sole property of the Company at all times. Employee agrees not to remove such records from the Company's place of business except as expressly permitted by Company policy which may, ,from time to time, be revised at the sole election of the Company for the purpose of furthering the Company's business.

(d)             Assistance and power of Attorney. Employee agrees to assist the Company, or its designee, at the Company's expense, in every proper way to secure the Company's rights in the Inventions and any copyrights, patents, trademarks, mask work rights, moral rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which the Company shall deem necessary in order to apply for, obtain, maintain and transfer such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents or other intellectual property rights relating thereto. Employee further agrees that it is Employee's obligation to execute or cause to be executed, when it is in his power to do so, any such instrument or papers after the termination of this Agreement until the expiration of the last such intellectual property right to expire in any country of the world. If the Company is unable because of any mental or physical incapacity or unavailability or for any other reason to secure Employee's signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee's agent and attorney in fact, to act for and in his behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent or copyright registrations thereon with the same legal force and effect as if originally executed by Employee. Employee hereby waives and irrevocably quitclaims to the Company any and all claims, of any nature whatsoever, which Employee now or hereafter has for infringement of any and all proprietary rights assigned to the Company.

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12.        RETURNING COWANY DOCUMENTS. Employee agrees that, at the time of termination of Employee's employment with the Company, Employee will deliver to the Company (and will not keep in his possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, other documents or property, or reproductions of any aforementioned items developed by Employee pursuant to employment or otherwise belonging to the Company, its successors or assigns. Employee further agrees that to any property situated on the Company's premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. In the event of the termination of employment, Employee agrees to sign and deliver a termination certification relating to the above items and information in a form reasonably requested by the Company.

13.        NOTIFICATION TO OTHER PARTIES. In the event that Employee leaves the employ of the Company, Employee hereby consents to notification by the Company to his new employer about Employee's rights and obligations under this Agreement.

14.	NON-COMPETITION, SOLICITATION OF EMPLOYEES, CONSULTANTS AND OTHER PARTIES.

(a)              Business Relationships and Goodwill. Employee acknowledges and agrees that as an employee and representative of the Company, Employee will be given specialized training and access to Proprietary Information. Employee acknowledges and agrees that this creates a special relationship of trust and confidence between the Company, Employee and the Company's current and prospective customers, partners, and investors. Employee therefore acknowledges and agrees that it is fair and reasonable for the Company to take steps to protect itself from the risk of such misappropriation. Consequently, Employee agrees to the following noncornpetition and nonsolicitation covenants.

(b)              Scope of Nonsmnpetition Obligation.

(i)                  Employee acknowledges and agrees that a period of six (6) months shall constitute the non-compete, non-solicit, and non-divert period (the "Non-Interference Period"). The Non-Interference Period begins when the Employee departs the Company. Following the termination of this Agreement for any reason, Employee shall not render services that are substantially similar to the services that Employee is performing for the Company (as of the date of termination) to any third party whose primary business is in the development, marketing and selling of on-line advertising management platforms within the United States during the Non-Interference Period.

(ii)                Employee shall not, during employment with the Company or during the Non-Interference Period following the termination of this Agreement, solicit, attempt to solicit, divert away, or attempt to divert away business, either directly or indirectly, from any Company Client. "Company Client" shall mean any person, company, or business that is or was a client, customer, and/or partner or a prospective client, customer, and/or partner of the Company within the six (6) month period prior to the Employee's termination.

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(iii) Employee further agrees that during the Non-Interference Period after the termination of this Agreement, Employee shall not directly or indirectly solicit, entice, persuade or induce any employee, agent or representative of the Company to terminate such person's relationship with the Company or to become employed by any business or person other than the Company.

(c)             Acknowledgement. Employee acknowledges that the compensation, specialized training, and the Proprietary Information provided to Employee pursuant to this Agreement, gives rise to the Company's interest in restraining Employee from competing with the Company, that the provisions of this Section 14 are designed to enforce such consideration and that any limitations as to time, geographic scope and scope of activity to be restrained as defined herein are reasonable and do not impose a greater restraint than is necessary to protect the goodwill or other business interest of the Company.

(d)             Survival of Covenants. This Section 14 shall survive the expiration or termination of this Agreement for any reason.

15.         MISCELLANEOUS

(a)             Preparation of Agreement. It is acknowledged by each party that such party either had separate and independent advice of counsel or the opportunity to avail itself or himself of the same. In light of these facts it is acknowledged that no party shall be construed to be solely responsible for the drafting hereof, and therefore any ambiguity shall not be construed against any party as the alleged draftsman of this Agreement.

(b)             Cooperation. Each party agrees, without further consideration, to cooperate and diligently perform any further acts, deeds, and things and to execute and deliver any documents that may from time to time be reasonably necessary or otherwise reasonably required to consummate, evidence, confirm, and/or carry out the intent and provisions of this Agreement, all without undue delay or expense.

(c)             Interpretation.

(i)               Entire Agreement/No Collateral Representations. Each party expressly acknowledges and agrees that this Agreement, including all exhibits attached hereto: (A) is the final, complete and exclusive statement of the agreement of the Parties with respect to the subject matter hereof; (B) supersedes any prior or contemporaneous agreements, promises, assurances, guarantees, representations, understandings, conduct, proposals, conditions, commitments, acts, courses of dealing, warranties, interpretations, or terms of any kind, oral or written, and that any such prior agreements are of no force or effect except as expressly set forth herein; and (C) may not be varied, supplemented or contradicted by evidence of any prior agreements, or by evidence of subsequent oral agreements. Any agreement hereafter made shall be ineffective to modify, supplement, or discharge the terms of this Agreement, in whole or in part, unless such agreement is in writing and signed by the party against whom enforcement of the modification or supplement is sought.

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(ii)                Waiver. No breach of any agreement or provision herein contained, or of any obligation under this Agreement, may be waived, nor shall any extension of time for performance of any obligations or acts be deemed an extension of time for performance of any other obligations or acts contained herein, except by written instrument signed by the party to be charged or as otherwise expressly authorized herein. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof, or a waiver or relinquishment of any other agreement or provision or right or power herein contained.

(iii)              Remedies Cumulative. The remedies of each party under this Agreement are cumulative and shall not exclude any other remedies to which such party may be lawfully entitled.

(iv)              Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be determined to be invalid, illegal, or unenforceable under present or future laws effective during the Term, then and, in that event: (A) the performance of the offending term or provision (but only to the extent its application is invalid, illegal or unenforceable) shall be excused as if it had never been incorporated into this Agreement, and, in lieu of such excused provision, there shall be added a provision as similar in terms and amount to such excused provision as may be possible and legal, valid and enforceable, and (B) the remaining part of this Agreement (including the application of the offending term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable) shall not be affected thereby and shall continue in full force and effect to the fullest extent provided by law.

(v)                No Third party Beneficiary. Notwithstanding anything else herein to the contrary, the Parties specifically disavow any desire or intention to create any third party beneficiary obligations, and specifically declare that no person or entity, other than as set forth in this Agreement, shall have any rights hereunder or any right of enforcement hereof, except the heirs and personal representatives of Employee in the event of Employee's death or disability.

(vi)              Heading; References; Incorporation; Gender. The headings used in this Agreement are for convenience and reference purposes only, and shall not be used in construing or interpreting the scope or intent of this Agreement or any provision hereof. References to this Agreement shall include all amendments or renewals thereof. Any exhibit referenced in this Agreement shall be deemed to include the other gender, including neutral genders or genders appropriate for entities, if applicable, and the singular shall be deemed to include the plural, and vice versa, as the context requires.

(d)           Enforcement.

(i)             Applicable Law. This Agreement and the rights and remedies of each party arising out of or relating to this Agreement (including, without limitation, equitable remedies) shall be solely governed by, interpreted under, and construed and enforced in accordance with the laws (without regard to the conflicts of law principles thereof) of the Commonwealth of Virginia, as if this agreement were made, and as if its obligations are to be perfauned, wholly within the Commonwealth of Virginia.

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(ii)             Consent to Jurisdiction; Service of Process. Any action or proceeding arising out of or relating to this Agreement shall be filed in and heard and litigated solely before the state or federal courts of located within Fairfax County, Virginia or the United States District Court for the Eastern District of Virginia (Alexandria division).

(e)             No Assignment of Rights or Delegation of Duties by Employee Employee's rights and benefits under this Agreement are personal to him and therefore (i) no such right or benefit shall be subject to voluntary or involuntary alienation, assignment or transfer; and (ii) Employee may not delegate his duties or obligations hereunder. This Agreement shall terminate upon Employee's death.

(f)              Notices. Unless otherwise specifically provided in this Agreement, all notices, demands, requests, consents, approvals or other communications (collectively, "Notices") required or permitted to be given hereunder, or which are given with respect to this Agreement, shall be in writing, and shall be given by: (A) personal delivery (which faun of Notice shall be deemed to have been given upon delivery), (B) by airborne/overnight delivery service (which forms of Notice shall be deemed to have been given upon confirmed delivery by the delivery agency), (C) by electronic or facsimile or telephonic transmission, provided the receiving party has a compatible device and confirms receipt thereof (which forms of Notice shall be deemed delivered upon confirmed transmission or confiiination of receipt), or (D) by mailing in the United States mail by registered or certified mail, return receipt requested, postage prepaid (which forms of Notice shall be deemed. to have been given upon the fifth 'business day following the date mailed). Notices shall be addressed, in the case of the Company, to the address of the Company's principal offices at the time of such Notice and, in the case of Employee, to the address of Employee as designated in the Company's records, or to such other address as the receiving party shall have specified most recently by like Notice, with a copy to the other Parties hereto. Any Notice given to the estate of a party shall be sufficient if addressed to the party as provided in this subparagraph.

(g)             Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instilment, binding on all Parties hereto. Any signature page of this Agreement may be detached from any form hereto by having attached to it one or more additional signature pages.

[Signature Page Follows]

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IN WITNESS HEREOF, the parties execute this Employment Agreement as of the date first written above.

ZENOVIA DIGITAL EXCHANGE CORP. a Delaware corporation	EMPLOYEE

/s/ Joseph Kowal	/s/ David Moser
Joseph Kowal, Chairman	David Moser

[Shomaker Employment Agreement — Signature Page]

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Exhibit A

Duties and Responsibilities

The Chief Operating Officer ("COO") will report directly to the Chief Executive Officer and will participate on the senior management team. The COO is responsible for facilitating the Company's strategic priorities and operational commitments with the senior management team, and then creating the organizational structure, business processes, and operating discipline to meet the operational commitments. The following functions and leaders will report to the COO: Technology (CTO), Sales & Marketing, Client Services, Data & Analytics, Finance & Accounting, and Product. That said, even though the COO will have day-to-day oversight of these functions, the Chief Executive Officer will continue to directly influence selected high-value initiatives.

Specifically, the COO's duties include, but are not limited to:

(a)	Facilitation of the Company's strategy, positioning, annual planning, and quarterly priority-setting;

(b)	Participation with the Chief Executive Officer in raising and managing capital;

(c)	Providing monthly and quarterly updates to the Board of Directors, as requested by the Chief Executive Officer;

(d)	Facilitation, with the Chief Financial Officer, of the annual expense and capital expenditure budgets, and associated quarterly updates;

(e)	Definition of on-going senior management planning and operational reporting processes (e.g., week Ops updates);

(f)	Definition of the Company's organization structure and alignment, along with the recruiting of senior management candidates;

(g)	Selection and management, along with the Chief Executive Officer and Chief Financial Officer, of key consulting, audit, legal, tax, and banking relationships;

(h)	Definition of senior management operational metrics ("dashboard") and trending across corporate functions;

(i)	Definition, monitoring, and attainment of quarterly sales objectives, together with the head of Sales, along with playing an active role in acquisition and retention of strategically important customers;

(i)	Deployment of the Company's marketing roadmap (in connection with the Product roadmap/releases), together with the head of Marketing and selected external marketing agencies;

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EXECUTION COPY

(k)	Operational oversight of the delivery and deployment of technology commitments, in connection with the CTO, head of Product, head of Data & Analytics (e.g., DMP);

(1)	Oversight of the Company's real estate offices and lease commitments;

(m)	(While also serving as de facto Chief Financial Officer) Definition and efficient execution of integrated accounting and controller organization, accounting processes, and secure accounting records across the Company that meets FASB compliance standards, GAAP accounting controls, and the financial reporting requirements of internal and external stakeholders; and

(n)	(While also serving as de facto Chief Financial Officer) Definition and efficient execution of a non-controller Finance organization and related finance functions and reporting, that develops and manages all corporate budgeting, forecasting, lender processes, shareholder services, and internal management performance reporting (e.g., key functional metrics).

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Exhibit B

List of Inventions Retained by Employee

None

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